EXHIBIT 14.1

CODE OF ETHICS AND BUSINESS CONDUCT

To Our Employees, Officers, Consultants and Directors:

Ethical business practices provide a critical foundation for our success and protect our reputation in the industry and community. Integrity in the manner in which we manage and operate Voyager Oil & Gas, Inc. (“Voyager” or the “Company”) is a key element in our corporate culture. We place a high value on honesty, fair dealing and ethical business practice.

The following Code of Ethics and Business Conduct (Code) is designed to help you understand what Voyager expects of its employees, officers, consultants and directors (Representatives). It does not cover every ethical issue, but the basics are here to help your general understanding. For employees and officers, compliance with the Code is a condition of employment. For consultants and directors, compliance with the Code is a condition of Voyager’s continued retention of such consultants and directors. This Code supplements and does not replace or modify the Company’s other policies or procedures, including provisions of Voyager’s current employee handbook(s) and other statements of policy or procedure issued from time to time.

Ethical behavior is everyone’s responsibility. You must show that responsibility by:

•	Knowing and complying with the requirements and expectations that apply to your job, which includes following this Code.
•	Promptly reporting suspected violations of the law or the Code.
•	Cooperating with any investigation of a potential ethics or business conduct violation.
•	Seeking assistance when you have questions about Voyager’s Code or when faced with a challenging ethical situation.
•	Never acting unethically or dishonestly even if directed by another person to do so.
•	Never retaliate against an individual because that individual has reported a suspected violation of the Code.

If a potential course of action seems questionable, please seek guidance from your supervisor or our Compliance Officer Mitchell R. Thompson. We encourage open communications regarding the possible violation of Voyager’s Code.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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TABLE OF CONTENTS

Compliance with Laws and Voyager Code of Conduct	3

Accuracy of Company Records	3

Securities Trading Policies	3

Contact with Government Officials	4

Conflicts of Interest	4

Political Contributions and Related Policies	5

Business Courtesies and Gratuities	5

Company Opportunities	6

Intellectual Property and Confidential Information	6

Protection and Proper Use of Company Assets	6

Fair Dealing with Competitors, Customers and Suppliers	7

Personal Behavior in the Workplace	7

Accountability for Adherence to the Code	7

Reporting Any Suspected Illegal or Unethical Behavior	7

Public Disclosure of Code and Waivers	8

Coordination with Other Voyager Policies	8

Monitoring	9

Certificate of Compliance	10

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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Compliance with Laws and Voyager Code of Conduct

All Voyager Representatives are expected and directed to comply with all laws and Voyager’s Code of Ethics and Business Conduct.

Each Representative has an obligation to behave according to ethical standards that comply with Voyager’s policy, and the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.

Representatives should promptly report all known or suspected violations of applicable law or Voyager’s Code to his or her supervisor or Mitchell R. Thompson, our Compliance Officer. Or, as an alternative, he or she may anonymously use the Whistleblower Hotline (1-888-725-9405) in order to report suspected violations or incidents that he or she believes do not meet Voyager standards.

Accuracy of Company Records

Each officer and employee must help maintain the integrity of Voyager’s financial and other records.

Management, directors, audit committee members, stockholders, creditors, governmental entities and others depend on Voyager’s business records for reliable and accurate information. Voyager’s books, records, accounts and financial statements must appropriately and accurately reflect Voyager’s transactions and conform to applicable legal requirements and Voyager’s system of internal controls. Voyager is committed to full, fair, accurate, timely and understandable disclosure in all reports filed with the SEC and in other public communications, and each person subject to this Code is required to provide truthful, complete and timely information in support of this commitment.

There is no excuse for participating in the creation of or not reporting a deliberately false or misleading Voyager record. In addition, an employee, officer or director must not destroy, alter, falsify or cover up documents with the intent to impede or obstruct any investigation of suspected wrongdoing.

Representatives must not participate in any misstatement of Voyager’s accounts, and they must avoid improper influence on the conduct of an audit. No circumstances justify the maintenance of “off-the-books” accounts. All arrangements or requisition contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

Business records and communications often become public and you are expected to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of individuals or companies that could be misunderstood. This obligation applies in any communication, including, but not limited to e-mail, internal memoranda and formal reports. Records are expected to be retained or destroyed according to Voyager’s record retention policies. In the event of litigation or governmental investigation you are expected to consult Voyager’s legal counsel concerning the records you hold.

Securities Trading Policies

Never trade securities on the basis of confidential information acquired in the course of your Voyager duties or while you are at the workplace.

Representatives who have material information about the Company that has not been released to the public may not disclose the information to others or use that information for securities trading purposes or any other purpose except to conduct Company business. Such insider information may relate to, among other things, strategies, plans of Voyager, new products or processes, mergers, acquisitions or dispositions of businesses or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company Representative who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public. Use of material, non-public information in the above manner is not only illegal, but also unethical. Representatives who directly or indirectly involve themselves in illegal insider trading will be subject to immediate termination by the Company. In order to assist the Company in its efforts to ensure compliance with laws against insider trading, the Company has adopted a separate policy “CONFIDENTIAL INFORMATION AND SECURITIES TRADING BY VOYAGER OIL & GAS, INC. PERSONNEL” (Securities Trading) that goes into more detail regarding this matter and also includes a requirement that all Representatives certify that they have read and understand this separate Securities Trading policy.

Any Representative that have questions regarding this policy, please contact our Chief Financial Officer:

Mitchell R. Thompson
(406) 245-4901
mitch.thompson@voyageroil.com

Contact with Government Officials

Voyager complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.

Bribery, kickbacks or other improper or illegal payments have no place in Voyager’s business. In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with foreign, national, state or local government, a Representative must know the applicable rules. The Company strictly prohibits making illegal payments to government officials of any country. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Additionally, a number of U.S. laws and regulations address when U.S. government personnel may or may not accept business gratuities. In addition to violating Company’s policies, the promise, offer, or delivery of a gift, favor or other gratuity to a government official or employee in violation of these rules could constitute a criminal offense. A Representative, who is in doubt, must not make the mistake of interpreting the rules by him or herself. Such a Representative must discuss the matter with his or her supervisor, Compliance Officer or other management of the Company.

Conflicts of Interest

Each Representative must avoid any situation in which his or her personal interests conflict with or interfere with Voyager’s interests.

Each Representative owes Voyager a duty of loyalty. Representatives must make business decisions solely in the best interests of Voyager. Conflicts may arise when a Representative receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when a Representative takes actions or has interests that may make it difficult to perform his or her Voyager work objectively and effectively. For that reason, all Representatives must exercise great care not to allow their personal interests to potentially conflict with Voyager’s interests. Each Representative shall act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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Voyager Representatives are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect Voyager’s business, involve misuse of Voyager position or resources, divert for personal gain any business opportunity from which Voyager may profit, or constitute a potential source of discredit to the Voyager name. The following is a non-exhaustive list of examples of prohibited conflicts of interest for Representatives of Voyager:

•	Consulting with or employment in any capacity with a competitor, supplier or customer of Voyager.

•	Having a substantial equity, debt, or other financial interest in any competitor, supplier or customer.

•	Having a financial interest in any transaction involving the purchase or sale by Voyager of any product, material, equipment, services or property.

•	Misusing Voyager’s confidential or proprietary information, including the unauthorized disclosure or use of such information.

•	A Voyager employee’s acceptance of gifts or other benefits from a supplier to Voyager.

•	Using materials, equipment or other assets of Voyager for any unauthorized or undisclosed purpose.

•	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.

Whenever a Representative believes a situation involves, or may reasonably be expected to involve, a conflict of interest with the Company, he or she should promptly advise the Compliance Officer, a Corporate Officer, or a member of the Board.

Political Contributions and Related Policies

Generally Voyager’s funds or resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to this basic policy are allowed only where such contributions are permitted by law and permission is granted in advance by the Company’s Chief Executive Officer, Compliance Officer or Board of Directors. Company policy does not permit the use of any Company facilities or resources by Representatives for political campaigning, political fundraising or partisan political purposes. A decision by Representative to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

Business Courtesies and Gratuities

Voyager’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.

Voyager Representatives may only exchange non-monetary and modestly-valued gifts that promote goodwill with our business partners and do not improperly influence others. We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others.

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Business courtesies such as meals, transportation and entertainment provided to a vendor, supplier, customer or other business associations must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of Voyager products or services, application of products or services, service capabilities, or training). Such courtesies must not violate the law, regulations, or reasonable customs of the market-place. If you have any question about whether any business courtesies, gratuities or gifts are appropriate, please contact your supervisor or other Voyager management.

Company Opportunities

Do not use a Company opportunity for personal gain.

Representatives owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Representatives are prohibited (without the specific consent of the Board of Directors or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of Company property, information or their position, (2) using company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.

Intellectual Property and Confidential Information

Voyager invests substantial resources in developing proprietary intellectual property and confidential information which need to be protected.

Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside Voyager except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, technical know-how, business plans and information, marketing and sales programs and information, customer and prospective customer information and lists, pricing information and policies, financial information, personnel information such as salaries, benefits and performance information and any other information which the Company deems confidential.

Every Voyager Representative is obligated to protect the Company’s confidential information as well as that of its customers, suppliers and third parties who disclose information to Voyager in confidence. Voyager Representatives must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.

Every Voyager Representative must actively protect Confidential Information, including by refraining from discussing sensitive matters in non-private places, limiting access to work areas, disposing of documentation in accordance with Company policies and directions, and not removing such information from the Company’s premises except as expressly authorized by the Company. Any request for Confidential Information, including a subpoena or any legal process, should be immediately referred to Compliance Officer or a Corporate Officer.

Protection and Proper Use of Company Assets

Our stockholders trust us to manage Company assets appropriately.

Collectively, Representatives have a responsibility for safeguarding and making proper and efficient use of the Company’s assets. Each of us has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that the Company equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all tangible and intangible Company property.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of competitors, customers and suppliers.

Voyager’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. In addition, customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.

Voyager strives to outperform its competition fairly and honestly. Voyager seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice. Each Company Representative should endeavor to deal fairly with the Company’s customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

Personal Behavior in the Workplace

Voyager is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

Voyager strives to enhance and support the diversity of its employee group. All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with Voyager’s core values. Please refer to applicable portions of our Employee Handbook for guidance related to personal behavior in the workplace and all Representatives are expected to adhere the Employee Handbook.

Accountability for Adherence to the Code

Each Representative must accept responsibility for adherence to this Code. Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, in the sole discretion of the Company. The Company may, in addition, seek civil recourse against Representatives and/or refer alleged criminal misconduct to law enforcement agencies.

Reporting Any Suspected Illegal or Unethical Behavior

Voyager maintains an open door policy and an anonymous telephone hotline for Representatives to raise concerns and to encourage the reporting of suspected violations of law or the Code of Ethics and Business Conduct without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor or with a Corporate Officer about any behavior you believe may be illegal or unethical. You will be assured confidentiality, to the limit of the law. If you do not feel it is appropriate to discuss the issue with these persons, Voyager has established a hotline so that you can report concerns or potential violations anonymously (see below). Anonymous callers should supply detailed information to address the concern.

It is against the Company’s policy to retaliate against any Representative for good faith reporting of violation of this Code. If you feel you have been retaliated against for raising your good faith reporting, you should immediately contact your supervisor, our Compliance Officer or the Compliance Hotline.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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COMPLIANCE HOTLINE

If you believe someone may be unintentionally or intentionally violating the law or the principles or standards included in this Code of Conduct document, report the known or suspected violations by contacting:

James Russell (J.R.) Reger

Chief Executive Officer

(406) 245-4901

jr.reger@voyageroil.com

Mitchell R. Thompson

Compliance Officer

(406) 245-4901

mitch.thompson@voyageroil.com

If you would like to anonymously notify the board of directors of a suspected violation contact the Voyager Compliance Hotline at 1-888-725-9405. Alternatively, contact the Chairman of the Audit Committee or Voyager’s Legal Counsel in the following manner:

Josh Sherman

Chairman of the Audit Committee

(713) 490-5050

jsherman@opportune.com

Kirk Tucker
Legal Counsel
Thompson & Knight
(713) 951-5805

kirk.tucker@tklaw.com

Each report of a known or suspected violation will be promptly and thoroughly investigated. If a violation has occurred, Voyager will take appropriate actions to prevent similar violations. The Company strictly prohibits retaliation against Representatives for reports made in good faith. Anyone who retaliates against an employee(s) or Representative for reporting actual or suspected violations will be subject to appropriate disciplinary action up to, and including, termination.

Public Disclosure of Code and Waivers

The existence and content of this Code of Ethics and Business Conduct is disclosed to stockholders and made available as part of the Company’s filings with the SEC and is also on the Company’s website. It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver of a provision of the Code for an executive officers or directors may granted only by the Board of Directors, with only the independent members voting, or an appropriate Board Committee consisting of independent directors, and such waiver must be promptly disclosed to stockholders.

Coordination with Other Voyager Policies

The provisions of this Code of Conduct are in addition to, and do not modify, replace or supersede Voyager’s other policies or procedures including, but not limited to, those policies and procedures set forth in any employee handbook, or Voyager’s other statements of policy or procedure, whether written or oral.

Additionally, this Code of Conduct is not intended to be and does not constitute a contract of employment between Voyager and its Representatives. If you are an employee and do not have an Employment Agreement with Voyager, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without prior notice. Conversely, Voyager has same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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Monitoring

Voyager will periodically reaffirm its commitment to compliance with the Code of Ethics and Business Conduct.

Voyager intends to conduct periodic training sessions regarding the Code. In addition, Voyager will periodically distribute copies of the Code and the Certification of Compliance card to each Representative to remind such persons of the contents of the Code as well as to reestablish their commitment to compliance with it.

Please make sure you return your
Certificate of Compliance

NOT TO BE DISCLOSED OR REPRODUCED

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CERTIFICATE OF COMPLIANCE

This Certificate must be read and signed by all directors, officers, employees and contractors (Representatives).

I certify that I have received, read and understood Voyager’s Code of Ethics and Business Conduct. I understand what types of conduct violate these policies. I agree to comply with the terms of the Code and understand that if I am an employee, violation of these terms may result in discipline up to and including immediate termination of employment in the discretion of Voyager.

Representative’s Signature

Date

Printed Name

Return to:

Voyager Oil & Gas, Inc.

2718 Montana Ave, Suite 220
Billings, MT 59101

Attn: Compliance Officer

Telephone: (406) 245-4901

NOT TO BE DISCLOSED OR REPRODUCED

WITHOUT WRITTEN PERMISSION OF VOYAGER

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